EXHIBIT 10.44
EMPLOYMENT AGREEMENT
BETWEEN
KORN/FERRY INTERNATIONAL
AND
STEPHEN J. GIUSTO

i

Table of Contents
(Continued)

ii

EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2009, by and between KORN/FERRY INTERNATIONAL, a Delaware corporation with its principal offices in Los Angeles, California (the “Company”), and STEPHEN J. GIUSTO, an individual (the “Executive”).
     1. Employment. The Company agrees to employ Executive and Executive agrees to be employed by the Company upon the terms and conditions set forth in this Agreement for a period through May 31, 2010 only. Executive’s employment automatically terminates at the end of this Agreement’s stated period, on May 31, 2010. This Agreement is renewable only upon the mutual written agreement of the Executive and the Chief Executive Officer (the “CEO”) of the Company.
     2. At-Will Employment. Executive’s employment under this Agreement will begin on March 17, 2009 (the “Start Date”). As of the Start Date, this Agreement supersedes any and all prior Employment Agreements between Executive and the Company, including, but not limited to, the October 10, 2007 Employment Agreement between the Company and the Executive. Subject to compliance with this Agreement, the Company may terminate Executive’s employment, with or without Cause (as defined in Section 6(i) of this Agreement), for any reason or no reason and with or without advance notice at any time during the period of this Agreement. Executive may terminate his employment at any time, for any or no reason, upon thirty (30) days advance written notice to the Company.
     3. Position, Duties and Responsibilities. Effective May 1, 2009, or at such earlier time as the CEO, in his sole and absolute discretion, directs, Executive will resign his position as Chief Financial Officer of the Company. As of that date, Executive will assume the title of Senior Advisor to the CEO with such duties and responsibilities assigned to him by the CEO and shall report to the CEO. At the request of the CEO, Executive will serve as an officer or director of the Company’s subsidiaries and other affiliates without additional compensation. Executive will devote substantially all of Executive’s business time and attention to the performance of Executive’s obligations, duties and responsibilities under this Agreement. Subject to Company policies applicable to senior executives generally, Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with Executive’s obligations to, or Executive’s ability to perform the normal duties and functions of Executive pursuant to this Agreement.
          The Company acknowledges and understands that, as of the effective date of this Agreement, Executive engages in the following non-profit, civic activities: (i) member of the board of trustees of Cate School; (ii) member of the Dean’s Advisory Council for the Business School at Cal Poly; and (iii) member of the board of directors of the Orange County Chapter of the American Cancer Society. Upon approval of the Company (which approval may be granted by the Company’s Compensation and Personnel Committee), which will not be unreasonably withheld, Executive may also serve as a member of the board of directors and/or advisory boards of no more than two (2) for-profit entities, provided that such entities are not engaged in business activities that are competitive with the Company.

     4. Annual Compensation. In consideration of Executive’s services to the Company pursuant to this Agreement, Executive’s annual compensation shall be as follows:
          (a) Base Salary. Executive shall be entitled to receive a base salary of $33,333.33 per month (his “Base Salary”) ($400,000 on an annualized basis) (such annualized amount, his “Annual Base Salary”), paid in accordance with the Company’s regular payroll practices.
          (b) Bonus Award. Executive’s bonus for the Company’s fiscal year 2009 (which ends on April 30, 2009), will be no less than $400,000, payable in cash unless mutually agreed otherwise in writing by the Executive and the CEO. For the period of May 1, 2009 through the termination of this Agreement, Executive will be eligible for a bonus at the sole and absolute discretion of the CEO. Executive’s bonus, if any, for the period of May 1, 2009 through May 31, 2010 will be payable in cash unless mutually agreed otherwise in writing by the Executive and the CEO, and will be payable not later than 120 days after May 31, 2010.
     5. Employee Benefit Programs and Perquisites.
          (a) General. Executive will be entitled to participate in such retirement or pension plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of its senior executives generally, including four weeks paid vacation and three weeks paid sick leave.
          (b) Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in accordance with the Company’s written policy in carrying out Executive’s duties and responsibilities under this Agreement. The Company will promptly reimburse Executive for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executive officers generally.
          (c) Conditions of Employment. Executive’s primary place of employment will be at the Company’s offices in Orange County, California, subject to the need for reasonable business travel, including to the Company’s corporate headquarters in Los Angeles, California. The conditions of Executive’s employment, including, without limitation, office space, office appointments, secretarial, administrative and other support, will be consistent with Executive’s status as a Senior Advisor to the CEO of the Company.
     6. Termination of Employment.
          (a) Death. If Executive’s employment with the Company terminates by reason of Executive’s death, then (i) the Company will pay to Executive’s estate Executive’s “Accrued Compensation” (as defined in Section 6(i)) within the time period permitted by applicable law, (ii) the Company will continue to pay Executive’s Base Salary for the remaining portion of the period of this Agreement and (iii) all outstanding stock options and other equity-type incentives held by Executive (but expressly excluding Performance Shares) and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s death will become fully vested and shall remain exercisable until, in the case of an option, incentive or benefit granted prior to the Start Date, its originally scheduled expiration date. To the extent Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) after Executive’s death pursuant to COBRA, the Company will provide reimbursement of COBRA coverage premiums paid by Executive’s covered dependent(s) so that such covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company, for as long as such coverage is available under COBRA. Following the expiration of COBRA coverage, the Company will provide reimbursement of private insurance coverage premiums actually paid by Executive’s covered dependent(s), if such insurance is available and purchased by Executive’s covered dependent(s), for up to eighteen (18) additional months, with such reimbursement by the Company to be no more than $2,000 per month. However, any entitlement to reimbursement of COBRA or private insurance coverage premiums paid by Executive’s covered dependent(s) shall cease if and when Executive’s covered dependent(s) become entitled to group health insurance benefits through an employer.
          (b) Disability. If the Company terminates Executive’s employment by reason of Executive’s Disability (as defined in Section 6(i)), then the Company will pay to Executive his Accrued Compensation within the time period permitted by applicable law and all outstanding stock options and other equity-type incentives (but expressly excluding Performance Shares) held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan at Executive’s termination date will become fully vested and shall remain exercisable until, in the case of an option, incentive or benefit granted prior to the Start Date, its originally scheduled expiration date. To the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment by reason of Disability, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company, for as long as such coverage is available under COBRA.
          (c) Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause (as defined in Section 6(i)), then the Company shall pay to Executive Executive’s Accrued Compensation through the date Executive’s employment terminates within the time period permitted by applicable law. Upon termination by the Company for Cause, all outstanding stock options and other equity-type incentives held by Executive, including any restricted stock, and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s termination shall cease to vest as of the date of termination, and shall terminate in accordance with their terms.
          (d) Voluntary Termination by Executive. If Executive voluntarily terminates Executive’s employment, then the Company shall pay to Executive Executive’s Accrued Compensation through the date Executive’s employment terminates within the time period permitted by applicable law. Upon voluntary termination, all outstanding stock options and other equity-type incentives held by Executive, including any restricted stock, and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s termination shall cease to vest as of the date of termination, and shall terminate in accordance with their terms. After such voluntary termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) for up to eighteen(18) months and will provide reimbursement of private insurance coverage premiums actually paid by Executive and Executive’s covered dependent(s), if such insurance is available and purchased by Executive, for up to thirty-six (36) additional months, with such reimbursement by the Company to be no more than $2,000 per month. However, any entitlement to reimbursement of COBRA or private insurance coverage premiums paid by Executive and Executive’s covered dependent(s) shall cease if and when Executive becomes entitled to group health insurance benefits at a new employer.
          (e) Termination by the Company Without Cause. If Executive’s employment is terminated prior to May 31, 2010 by the Company without Cause and for a reason other than Executive’s Death or Disability, then the Company shall pay to Executive within the time period permitted by applicable law Executive’s Accrued Compensation, and
               (1) continue his Base Salary for the remaining portion of the period of this Agreement;
               (2) after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) for up to eighteen (18) months and will provide reimbursement of private insurance coverage premiums actually paid by Executive and Executive’s covered dependent(s), if such insurance is available and purchased by Executive, for up to thirty-six (36) additional months, with such reimbursement by the Company to be no more than $2,000 per month, however, any entitlement to reimbursement of COBRA or private insurance coverage premiums paid by Executive and Executive’s covered dependent(s) shall cease if and when Executive becomes entitled to group health insurance benefits at a new employer;
               (3) all outstanding stock options and other equity-type incentives, including any restricted stock, held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s termination (but expressly excluding Performance Shares) that would have vested prior to May 31, 2010 will become fully vested as of the date Executive’s employment terminates and shall remain exercisable until, in the case of an option, incentive or benefit granted prior to the Start Date, its originally scheduled expiration date.
          (f) Automatic Termination Upon Executive’s Commencement of Other Full-Time Employment. If at any time prior to May 31, 2010, Executive commences full-time employment other than with the Company, then Executive’s employment under this Agreement shall automatically terminate. The Company shall pay to Executive Executive’s Accrued Compensation through the date Executive’s employment terminates within the time period permitted by applicable law. Upon termination due to Executive’s commencement of other full-time employment, all outstanding stock options and other equity-type incentives held by Executive, including any restricted stock, and all of Executive’s benefits under the Executive

Capital Accumulation Plan at the time of Executive’s termination shall cease to vest as of the date of termination, and shall terminate in accordance with their terms. After such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) for up to eighteen (18) months and will provide reimbursement of private insurance coverage premiums actually paid by Executive and Executive’s covered dependent(s), if such insurance is available and purchased by Executive, for up to thirty-six (36) additional months, with such reimbursement by the Company to be no more than $2,000 per month. However, any entitlement to reimbursement of COBRA or private insurance coverage premiums paid by Executive and Executive’s covered dependent(s) shall cease if and when Executive becomes entitled to group health insurance benefits at a new employer.
          (g) Other Programs. Except as otherwise provided in this Agreement, Executive’s entitlements under applicable plans and programs of the Company following termination of Executive’s employment will be determined under the terms of those plans and programs.
          (h) Conditions to Receipt of Benefits Under Section 6. Notwithstanding anything in this Agreement to the contrary, other than the payment of Executive’s Accrued Compensation through the date of termination of Executive’s employment, Executive shall not be entitled to any payments or benefits under this Section 6 unless and until Executive (or the representative of Executive’s estate, in the case of termination due to Executive’s death), executes and delivers to the Company, within thirty (30) days of the date of termination of Executive’s employment, a unilateral general release of all known and unknown claims against the Company and its officers, directors, employees, agents and affiliates in a form acceptable to the Company, and such release becomes fully effective and irrevocable under applicable law. Additionally, Executive shall not be entitled to payments and benefits under this Section 6 on or after the date, if any, during the twelve (12) months following the date Executive’s employment terminates (the “Restricted Period”), that Employee (1) breaches or otherwise fails to comply with any of Executive’s obligations under Section 9(a) (Nondisclosure of Confidential Information), Section 10 (Nonsolicitation) or Section 21 (Non-Disparagement) under this Agreement, or (2) Executive elects to, directly or indirectly, (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of any of the following: Heidrick & Struggles, Manpower, Kelly Services, Spencer Stuart, Russell Reynolds, Egon Zender and/or Spherion (each a “Listed Entity”) provided that the foregoing shall not be applicable to the ownership of not more than 1% of the publicly traded equity securities of any of the foregoing or to the indirect ownership of any of the foregoing through the ownership of mutual funds; or (b) request or advise any of the clients, vendors or other business contacts of the Company with which Executive had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company. Executive agrees to notify the Company of each employment or consulting engagement he accepts during the Restricted Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of his duties in each such position.

          (i) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth herein:
               (1) “Accrued Compensation” means, as of any date, the amount of any unpaid Base Salary earned by Executive through the date of Executive’s death or the termination of Executive’s employment, plus any additional amounts and/or benefits payable to or in respect of Executive under and in accordance with the provisions of any employee plan, program or arrangement under which Executive is covered immediately prior to Executive’s death, disability or the termination of Executive’s employment.
               (2) “Cause” shall mean (a) conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges, or (b) reckless or intentional behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability, or (c) any material misrepresentation or false statement made by Executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment. Prior to terminating the Executive for Cause, the Company shall be required to provide Executive with 90 days advance written notice of its intention to terminate Executive for Cause, but Executive shall be permitted to cure any performance deficiencies during such 90 day period (if the termination is not due to performance deficiencies, then the Company is permitted to put Executive on paid leave during such 90 day period).
               (3) “Disability” means any medically determinable physical or mental condition or impairment which prevents Executive from performing the principal functions of Executive’s duties with the Company that can be expected to result in death or that has lasted or can be expected to last for a period of 90 consecutive days or for shorter periods aggregating 180 days in any consecutive 12-month period, with such determination to be made by an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Company and Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall be the approved medical doctor for this purpose.
     7. Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Internal Revenue Code Section 409A (“Section 409A”), and (b) that Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the date which is six (6) months after Executive’s “separation from service” within the meaning of Section 409A. The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement, nor the obligation of the Company to pay interest on any payments delayed for the purposes of avoiding a violation of Section 409A.
     8. No Mitigation; No Offset. Executive will have no obligation to seek other employment or to otherwise mitigate the Company’s obligations to Executive arising from the termination of Executive’s employment, and no amounts paid or payable to Executive by the Company under this Agreement shall be subject to offset for any remuneration in which Executive may become entitled from any other source after Executive’s employment with the Company terminates, whether attributable to subsequent employment, self-employment or otherwise except that subsequent employment during the term of this Agreement with an employer providing benefit plans shall result in an offset against benefits payable by the Company hereunder to the extent of the benefits paid by the new employer.
     9. Confidential Information; Cooperation with Regard to Litigation.
          (a) Nondisclosure of Confidential Information. During Executive’s employment and thereafter, Executive will not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who, to Executive’s knowledge, is obligated to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of Executive’s duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or any of its Affiliates (as defined below) or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such information. If Executive is so ordered, to divulge Confidential Information, he will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.
          (b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means information concerning the business of the Company or any corporation or other entity that, directly or indirectly, controls, is controlled by or under common control with the Company (an “Affiliate”) relating to any of its or their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (2) regarding the Company’s business or industry properly acquired by Executive in the course of Executive’s career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Affiliate shall be deemed to be known or available to the public and not to be Confidential Information.
          (c) Cooperation in Litigation. Executive will cooperate with the Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of two years thereafter), by making Executive reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the

Company or any such Affiliate, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance (including the fees of any counsel that may be retained by Executive) and if such assistance is provided after Executive’s termination of employment, will pay Executive a per diem rate of $2,000.
     10. Nonsolicitation. Executive shall not induce or solicit, directly or indirectly, any employee of or consultant to the Company or any Affiliate to terminate such person’s employment or consulting engagement with the Company or any Affiliate during Executive’s employment under this Agreement and for a period of 12 months following the termination of Executive’s employment under this Agreement.
     11. Remedies. If Executive commits a material breach of any of the provisions contained in Sections 9 and 10 above, then the Company will have the right to seek injunctive relief. Executive acknowledges that such a breach of Section 9 or 10 could cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Executive from contesting any such action by the Company on the ground that no violation or threatened violation of either such Section has occurred.
     12. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 11, shall be resolved by binding arbitration, to be held in Los Angeles, California in accordance with the rules and procedures of the JAMS. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Executive for all reasonable costs and expenses by Executive if Executive substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, if any applicable law requires different or additional rules or procedures to be applied in order for this Agreement to arbitrate to be enforceable, or prohibits any expense allocation provided herein, such rules or procedures shall take precedence and such prohibitions shall be a part of this Agreement to the to the extent necessary to render this Agreement enforceable.
     13. Indemnification.
          (a) Company Indemnity. If Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Affiliate or was serving at the request of the Company or any Affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, then the Company will indemnify Executive and hold Executive harmless to the fullest extent legally permitted or authorized by the Company’s articles of incorporation, certificate of incorporation or bylaws or resolutions of the Company’s Board to the extent not inconsistent with state laws, against all costs, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, except to the extent attributable to Executive’s gross negligence or fraud, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or Affiliate and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company will advance to Executive all reasonable costs and expenses to be incurred by Executive in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this section shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to Executive and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.
          (b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under the preceding subsection (a) of this section that indemnification of Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or shareholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.
          (c) Liability Insurance. The Company will continue and maintain a directors and officers liability insurance policy covering Executive to the extent the Company provides such coverage for its other senior executive officers.
     14. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.
     15. Expenses of Counsel for Executive. The Company and Executive will each bear their own respective legal and other expenses incurred in connection with the negotiation, execution and delivery of this Agreement.
     16. Assignment; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.
     17. Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any Agreement between it and any other person, firm or organization. Executive represents and warrants that there is no legal or other impediment which would prohibit Executive from entering into this Agreement or which would prevent Executive from fulfilling Executive’s obligations under this Agreement.
     18. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including, but not limited to, the prior October 10, 2007 Employment Agreement between the Company and the Executive.
     19. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.
     20. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     21. Non-Disparagement. Executive agrees not to make directly, or indirectly, any derogatory, disparaging, or negative statement (oral, written, or otherwise) about the professional or personal reputation of the Company, its employees, officers, directors, management, products, or services and the Company agrees to instruct its officers, directors, and management not to make, directly or indirectly, any derogatory, disparaging, or negative statement (oral, written, or otherwise) about the Executive’s professional or personal reputation.
     22. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
     23. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of

Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.
     24. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.
     25. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. A copy of this Agreement executed by any party and transmitted by facsimile shall be binding upon the parties as if executed and delivered in person.
     26. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address of the party indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	KORN/FERRY INTERNATIONAL
Its: Chief Executive Officer
1900 Avenue of the Stars, Suite 2600
Los Angeles, CA 90067
Attention: Corporate Secretary

If to Executive:	Stephen Giusto
360 Pinecrest Drive
Laguna Beach, CA 92651

with a copy to:

Larry A. Walraven
Walraven & Lehman LLP
120 Vantis, Suite 535
Aliso Viejo, CA 92656

     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the date first above written.

The Company:	KORN/FERRY INTERNATIONAL

/s/ Gary D. Burnison By: Gary D. Burnison
Its: Chief Executive Officer

Executive:	STEPHEN J. GIUSTO

/s/ Stephen J. Giusto

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